Exhibit 10.38
December 10, 2009
Mr. Mark D. Mishler
16 Corn Hill Drive
Morristown, NJ 07960
Dear Mark:
     We are pleased to invite you to join our Leadership Team and offer you the full-time position of Senior Vice President, Chief Financial Officer and Treasurer of Breeze-Eastern Corporation (the “Company”) in accordance with the following terms.

Position:	Senior Vice President, Chief Financial Officer and Treasurer, effective January 6, 2010 (your “Company Hire Date”). In this capacity, you shall devote your best efforts and your full business time and attention to the performance of the services customarily incident to such office and position and to such other services of a senior executive nature as may be reasonably requested by the Chief Executive Officer, Chief Operating Officer, or Board of Directors (the “Board”) of the Company which may include services for one or more subsidiaries or affiliates of the Company. You shall report to the Chief Executive Officer of the Company. You will not be a member of the Board of Directors but will be asked to attend most meetings of the Board.

Salary:	$230,000 per year, effective starting on your Company Hire Date. Your salary will be paid biweekly in arrears. You will be eligible for periodic salary increases subject to the Company’s policies on employee evaluation and compensation and the approval of the Board.

Bonus:	Also effective on your Company Hire Date you shall become eligible to receive a one-time cash signing bonus of $40,000 which shall be paid to you in four equal monthly installments of $10,000 each, less applicable taxes and other withholdings, commencing the first pay period following your Company Hire Date.

You will participate as provided herein in the Breeze-Eastern FY’ 10 Annual Incentive Compensation Plan (“Annual Plan”), with a target award of 40% of your base salary as of the end of the corresponding Fiscal Year.

Mr. Mark D. Mishler
December 10, 2009

     The Annual Plan is conditional on achieving at least 85% of the Tactical Plan (TacPlan) EBITDA. The Annual Plan award increases corresponding to achievement of more than that threshold and up to 120% of the TacPlan EBTIDA.
     For FY10, your award (payable in June 2010) will be the greater of:
•	Your award amount prorated to one-quarter, representing the portion of the fiscal year you will have been employed by the Company, or

•	$24,000
In accordance with the Annual Plan, all awards are paid out 85% in cash and 15% in Restricted Stock, paid in common stock of the Company (“Company Shares”).
You will be eligible to participate in subsequent fiscal year bonus plans as may be established by the Board of Directors of the Company.

Stock Options:	Upon commencement of employment with the Company, you will be awarded options to purchase 14,000 shares of the Company’s common stock at the closing price on the day before your Company Hire Date. On April 1, 2010, you will receive additional options to purchase 26,000 shares of the Company’s common stock at the closing price on the day before your Company Hire Date. These options vest 1/3 on each of the subsequent anniversary dates of your Company Hire Date and shall be subject to the provisions of the form of option agreement established by the Company pursuant to the stock option plan approved by the shareholders (the “Stock Option Agreement”). In subsequent years, you shall be eligible for stock option awards as determined by the Incentive & Compensation Committee of the Board of Directors and based on an evaluation of your performance.

Severance:	In the event you are terminated by the Company without cause at any time after the first 90 days of employment, you will receive severance pay equal to six month’s annual salary in effect at the time of termination, but exclusive of bonuses, and the continuation of employee benefits for the same period. The foregoing severance is in lieu of the Company’s Corporate Severance Pay Plan and shall be subject to changes, if any, approved by the Board which provide for greater severance benefits than provided under this letter agreement.

Mr. Mark D. Mishler
December 10, 2009

Change of Control:	In the event of a change of control, which shall be defined as set out in the Stock Option Agreement, and your termination or resignation for good reason, as hereinafter defined, within 24 months of the change of control, you would receive a cash payment equal to one year’s base pay and the average of your bonuses for prior two years (or 40% of your salary if you have not yet received two bonuses). In addition, the vesting of all stock options and restricted shares would accelerate upon a change in control. Payments received upon a change of control and your termination or resignation for good reason would be in lieu of any and all payments you would receive upon severance. “Termination” shall mean a termination that is not voluntary or is other than for cause and “resignation for good reason” shall mean a resignation following a reduction in compensation, benefits or responsibilities, reporting to anybody other than the CEO, or failure by the Company to obtain an agreement from any successor or assignee legal entity to assume and perform the obligations set out in this paragraph.

401(k):	As a Company employee, you will be eligible to participate in the Breeze-Eastern Retirement Savings Plan in accordance with the provisions of the plan. The plan requires that an employee have one month of service before he or she is eligible to contribute to the plan. Company contributions require one year of service.

Medical/Dental:	You will be entitled to the normal benefits accorded the Company’s salaried employees, which currently include major medical, hospitalization, dental and prescriptions. The specifics of these benefits are subject to modification or termination at any time.

Vacation:	Three (3) weeks. You will also receive four personal days and six sick days per year in accordance with Company policies.

Off-Site Support:	You will be provided a Company-owned laptop computer comparable to those used by other company executives.

Other Benefits:	The Company’s policy manual contains illustrations of other benefits, such as tuition reimbursement, travel insurance, etc. which are available to all Company employees.

Stock Ownership:	During the period of your employment, you shall acquire and thereafter maintain ownership of Company Shares as provided herein. Not later than December 31, 2010, you shall, subject to the availability of Company trading windows for Company insiders,

Mr. Mark D. Mishler
December 10, 2009

purchase on the open market Company Shares having a value of not less than $40,000. Subsequent thereto, you shall pursue a program to acquire additional Company Shares so that your aggregate holdings of Company Shares shall equal your then current base salary (your “Minimum Stock Ownership Commitment”). As a minimum, beginning calendar year 2011, you shall acquire each year an additional $40,000 of Company Shares towards your Minimum Stock Ownership Commitment. Company Shares received through the Company’s annual incentive compensation plan shall be credited towards your Minimum Stock Ownership Commitment. In the event that in any year Company Shares received under the then annual plan have a value of less than $40,000, you shall purchase on the open market Company Shares aggregating at least the amount necessary to equal $40,000 for that year. From the date that you have achieved your Minimum Stock Ownership Commitment, you shall, within 6 months of receiving a raise in your base salary, increase as may be necessary your ownership of Company Shares to meet your then applicable Minimum Stock Ownership Commitment.
     The Company maintains an “employment at will” policy, and by acceptance of employment with the Company you acknowledge and agree to such policy. The Company reserves the right to amend or change any of its benefit programs at its discretion. Terms of your employment, including the at-will policy, may not be modified by any oral or implied agreement with any officer of the Company or by a writing unless approved by the Board. As an officer of Breeze-Eastern Corporation, you will be subject to certain SEC requirements and restrictions upon your ability to buy and sell securities of the Company. You will be considered a Section 16(b) employee, subject to SEC reporting of your holdings, and changes thereto, of Company stock.
     As a condition of your employment, you agree to become familiar with and comply with the provisions of the Company’s policies and procedures and you agree to sign and agree to comply with any non-disclosure of confidential information/trade secret agreements and any patent and invention assignment agreements specified in such policies and procedures. These policies may be, and are, modified from time to time. It is your responsibility to maintain an up to date knowledge of these policies and procedures.
     In recognition of the risks and obligations you will undertake in accepting a position as an officer in the Company, Breeze-Eastern Corporation will enter into an indemnification agreement with you relative to claims brought against you in your capacity as an officer of the Company. This agreement will be provided under separate cover. The Company maintains a Directors and Officers Insurance policy as added

Mr. Mark D. Mishler
December 10, 2009

protection.
     Your employment and election to the officer position noted above is contingent upon the Board of Directors of Breeze-Eastern Corporation approving such appointment and appropriate credential confirmation. Upon your employment, you will be expected to secure promptly any necessary governmental security clearances.
     If the above offer is acceptable to you, please sign both copies of this letter, keep one copy for your files and return the other copy to me. If you have any questions about any of the items noted above, please do not hesitate to call me. This offer will expire, unless accepted, at the close of business on December 18, 2009.
     We are very enthusiastic about having you join our team. Breeze-Eastern Corporation is poised to begin another exciting chapter in its quest for growth and achievement of its goals. I, along with the other members of our leadership team, am sure that you will make a significant contribution to our team as we pursue the challenges and opportunities facing us.
Very truly yours,
Mike Harlan
Executive Vice President and
Chief Operating Officer
Agreed and Accepted

Mark D. Mishler

700 Liberty Ave. Union, New Jersey 07083	Phone: (908) 206-37058 Fax: (908) 688-4212

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